Exhibit 99.1

James Moniz Chief Financial Officer (408) 986-9888	Claire McAdams Investor Relations (530) 265-9899

Intevac Adds Veteran Night Vision Technologist to Board of Directors

with Appointment of Dr. Stephen A. Jamison

SANTA CLARA, Calif. — August 16, 2018 – Intevac, Inc. (Nasdaq: IVAC), a leading supplier of thin-film processing systems and digital night-vision technologies, today announced that Stephen A. Jamison, PhD, has been named to the Company’s Board of Directors, effective August 15th. Dr. Jamison brings to Intevac over 30 years of expertise in the field of night vision and imaging technology for military applications.

“We are pleased to have this opportunity to continue to broaden the expertise available at the Company, by appointing a veteran imaging technologist as a member of the Board of Directors,” commented David S. Dury, Chairman of the Board. “Dr. Jamison brings a wealth of experience in the military night vision and imaging industry, which will be a valuable asset to our Photonics business. We look forward to his contributions as the Board continues to focus on increasing stockholder value for the Company. In my first year as Intevac’s Chairman we have, among other things, focused on refreshing and broadening the direct domain expertise on our Board. With the addition of Dr. Jamison, we have now added three new Board members, out of a total of seven, each of whom brings expertise specific to our major growth initiatives.”

Dr. Jamison most recently worked as a senior program consultant for night vision technology at Fibertek, assigned to U.S. Army Night Vision Lab (NVESD), from 2011 until 2018. Prior to Fibertek, he was a technology fellow with Rand Corporation also at NVESD, from 2009 until 2011. Previously, Dr. Jamison was a vice president and general manager of BAE Systems, from 2001 until 2008. Prior posts include vice president of engineering and vice president of operations at Lockheed Martin, director and chief engineer at Loral, and manager and section head at Honeywell. Dr. Jamison received his PhD in physics from Brown University.

About Intevac

Intevac was founded in 1991 and has two businesses: Thin-film Equipment and Photonics.

In our Thin-film Equipment business, we are a leader in the design and development of high-productivity, thin-film processing systems. Our production-proven platforms are designed for high-volume manufacturing of substrates with precise thin film properties, such as the hard drive media, display cover panel, and solar photovoltaic markets we serve currently.

In our Photonics business, we are a recognized leading developer of advanced high-sensitivity digital sensors, cameras and systems that primarily serve the defense industry. We are the provider of integrated digital imaging systems for most U.S. military night vision programs.

For more information call 408-986-9888, or visit the Company’s website at www.intevac.com.